Exhibit 99.1

Evox Rifa Group Oyj

Independent Auditors’ Report

To the Board of Directors of Evox Rifa Group Oyj

We have audited the accompanying consolidated balance sheets of Evox Rifa Group Oyj and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2006, prepared in accordance with International Financial Reporting Standards as adopted by the European Union (EU). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Evox Rifa Group Oyj and subsidiary as of December 31, 2006 and 2005, and the results of the Evox Rifa Group Oyj’s operations and cash flows for each of the years in the two-year period ended December 31, 2006 in conformity with International Financial Reporting Standards as adopted by the EU.

Accounting principles under the International Financial Reporting Standards as adopted by the EU vary in certain respects from U.S. accounting principles. Information relating to the nature and effect of such differences is presented in Note 32 to the consolidated financial statements.

Helsinki, Finland
July 6, 2007

KPMG OY AB

Lasse Holopainen
Authorised Public Accountant

CONSOLIDATED INCOME STATEMENT

		31 Dec 2006	31 Dec 2005
NOTE		EUR thousand	EUR thousand

	REVENUE	89 787	79 911
5	Other operating income	1414	154
	Changes in inventories of finished products and work in progress	726	-1 013

	Raw material and consumables used	-42 638	-36 071
6	Employee benefits expense	-28 945	-32 443
7	Depreciation and amortisation expense	-2 702	-3 313
8, 9	Other operating expenses	-15 777	-14 744
		-90 062	-86 571
	OPERATING PROFIT (LOSS)	1 865	-7 519

10	Financial income and expenses	-2 090	-1 198

	LOSS BEFORE TAX	-225	-8 717

11	Income tax expense	-716	-539

	LOSS FOR THE PERIOD	-941	-9 256

	Attributable to:
	Equity holders of the parent	-948	-9172
	Minority interest	7	-84
		-941	-9256
12	Earnings per share for loss attributable to the equity holders of the parent (expressed in e per share)
	basic	-0,005	-0,052
	diluted	-0,005	-0,052

CONSOLIDATED BALANCE SHEET

		31 Dec 2006	31 Dec 2005
NOTE		EUR thousand	EUR thousand

ASSETS
Non-current assets
14	Property, plant and equipment	12 821	15 855
13	Goodwill	1 236	1 235
13	Other intangible assets	30	29
	Available-for-sale investments	3	3
16	Receivables	282	371
	Total non-current assets	14 372	17 493

Current assets
17	Inventories	16 615	15 012
18	Trade and other receivables	17 109	14 441
19	Cash and cash equivalents	1 313	2 435
	Total current assets	35 037	31 888

15	Non-current assets classified as held for sale	0	3 798

	TOTAL ASSETS	49 409	53 179

EQUITY AND LIABILITIES

20	Equity attributable to equity holders of the parent
	Share capital	8 909	8 861
	Share premium	1 934	1 926
	Reserve fund	677	677
	Translation differences	-1 589	-1 481
	Retained earnings	-3 687	-2 739
		6 244	7 244
	Minority interest	133	142
	Total equity	6 377	7 386

Non-current liabilities
20, 25	Convertible subordinated loan	5 125	5 004
22	Deferred tax liabilities	515	730
23	Pension obligations	1 904	2 321
25	Interest-bearing liabilities	7 557	9 623
	Total non-current liabilities	15 101	17 678

Current liabilities
26	Trade and other payables	16 465	14 790
	Current tax liabilities	672	554
24	Provisions	934	943
25	Interest-bearing liabilities	9 860	11 828
	Total current liabilities	27 931	28 115

	Total liabilities	43 032	45 793

	TOTAL EQUITY AND LIABILITIES	49 409	53 179

CONSOLIDATED CASH FLOW STATEMENT

		2006	2005
NOTE		EUR thousand	EUR thousand

	Cash flows from operating activities

	Loss for the period	-941	-9 256
	Adjustments:
27	Non-cash transactions	2 260	4 378
	Interest and other financial expenses	1 619	1 668
	Interest income	3	-31
	Income taxes	950	547
	Change in net working capital:
	Increase (-) decrease (+) in inventories	-2 125	44
	Increase (-) decrease (+) in trade and other receivables	-3 076	388
	Increase (+) decrease (-) in trade and other payables	1 734	2 496
	Change in provisions	9	289
	Interest paid	-1 331	-1 418
	Interest received	8	30
	Income taxes paid	-875	-649
	Net cash from operating activities	-1 765	-1 514

	Cash flows from investing activities
	Acquisition of property, plant and equipment	*) -738	-3 679
	Acquisition of intangible assets	-16	-287
	Proceeds from sale of property, plant and equipment	5 952	99
	Net cash from investing activities	5 198	-3 867

	Cash flows from financing activities
	Proceeds from the issue of shares	56	0
	Proceeds from the issue of convertible subordinated loan	0	5 588
	Proceeds from borrowings	658	2 665
	Repayment of borrowings	-5 169	-3 072
	Payment of finance lease liabilities	-141	-234
	Net cash from financing activities	-4 596	4 947

	Net change in cash and cash equivalents	-1 163	-434

	Cash and cash equivalents at January 1	-3 883	-3 618
	Effect of exchange rate fluctuations	137	-169
19	Cash and cash equivalents at December 31	-5 183	-3 883

*) Received Investment Grant +260 thousand euro deducted

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

EUR thousand	Attributable to equity holders of the Parent						Minority interest	Total equity
	Share capital	Share premium	Reserve fund	Translation differences	Retained earnings	Total

Equity at 1 January, 2005	8 669	1 733	12 989	-2 509	-6 374	14 508	685	15 193
Translation differences				1 028		1 028	45	1073
Loss for the period					-9 172	-9 172	-84	-9 256
Total rec. income and exp. for the period				1 028	-9 172	-8 144	-39	-8 183
Share issue	192	193				385		385
Transferred from reserve fund			-12 312		12 312
Redemption of minority interest							-504	-504
Equity component separated from the convertible subordinated loan					496	496		496
	192	193	-12 312		12 808	881	-504	377

Equity at 31 December, 2005	8 861	1 926	677	-1 481	-2 739	7 244	142	7 386
Equity at 1 January, 2006	8 861	1 926	677	-1 481	-2 739	7 244	142	7386
Translation differences				-108		-108	-16	-124
Loss for the period					-948	-948	7	-941
Total rec. income and exp. for the period				-108	-948	-1 056	-9	-1 065
Subscription with share options	48	8				56		56
Equity at 31 December, 2006	8 909	1 934	677	-1 589	-3 687	6 244	133	6 377

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ACCOUNTING PRINCIPLES FOR THE CONSOLIDATED FINANCIAL STATEMENTS

Company profile and principal activities

Evox Rifa Group Oyj (the “Company”) is a Finnish public limited liability company organised under the laws of Finland. It is domiciled in Helsinki, Finland and its registered address is Lars Sonckin kaari 16, 02600 Espoo. The parent company of the Evox Rifa Group, Evox Rifa Group Oyj, has been listed on the Helsinki Stock Exchange since November 2000. Evox Rifa is a specialised manufacturer of electrolytic, plastic film and paper capacitors with global operations: it has a worldwide sales and distribution network and its production plants are located in Indonesia, United Kingdom, China, Sweden and Finland. The company is headquartered in Espoo, Finland. In 2006 Evox Rifa Group had net sales of EUR 89.8 million and employed about 1391 people. Of these 54 percent were employed in Asia. Evox Rifa is the largest manufacturer of capacitors in the Nordic countries and the fifth largest in Europe.

A copy of the consolidated financial statements can be obtained either from Evox Rifa’s website (www.evoxrifa.com) or from the parent company’s head office, the address of which is mentioned above.

Basis of preparation

These consolidated financial statements of the Evox Rifa Group have been prepared in accordance with International Financial Reporting Standards (IFRSs) in force as at 31 December, 2006. International financial reporting standards, referred to in the Finnish Accounting Act and in ordinances issued based on the provisions of this Act, refer to the standards and their interpretations adopted in accordance with the procedure laid down in regulation (EC) No 1606/2002 of the EU. The notes to the consolidated financial statements also conform with the Finnish accounting and company legislation.

The consolidated financial statements are presented in thousands of euro (TEUR) and have been prepared under the historical cost convention, unless otherwise stated in the accounting policies below.

In 2006 the Group adopted the following new pronouncements that are effective for annual periods beginning on or after 1 January 2006:

•                                            Amendment to IAS 19 Employee Benefits - Actuarial Gains and Losses, Group Plans and Disclosures. This amendment introduced the option of an alternative recognition approach for actuarial gains and losses to be recognised fully in equity and added new disclosure requirements. Evox Rifa did not change the accounting policy adopted for recognition of actuarial gains and losses, consequently adoption of this amendment only has an impact on the format and extent of disclosures.

•                                            Amendment to IAS 21 Net Investment in a Foreign Operation. Those exchange differences arising on monetary items that form part of the reporting entity’s net investment in a foreign operation are recognised in the consolidated financial statements in a separate component of equity. This amendment did not have significant impacts on the Group’s financial statements.

•                                            IFRIC 4 Determining whether an Arrangement contains a Lease. The interpretation states that arrangements that depend on a specific asset or convey the right to control the use of a specific asset generally are leases under IAS 17 Leases. This interpretation has not had any impact Group’s operations in current period.

Use of estimates

The preparation of financial statements in conformity with IFRSs requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses as well as contingent assets and liabilities, and make judgements in applying the entity’s accounting policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances prevailing at the balance sheet date. The estimates and assumptions rely on management’s current best knowledge. Actual results may differ from these estimates. The estimates mainly relate to the measurement of assets and the utilisation of deferred tax assets against the future taxable profits. The chapter “Accounting policies requiring management’s judgement and key sources of estimation uncertainty” discusses judgements made by management and those financial statement items on which judgements have the most significant effect.

Consolidated financial statements

The consolidated financial statements incorporate the parent company Evox Rifa Group Oyj and all those subsidiaries in which it holds, directly or indirectly, over 50 per cent of the voting rights and in which it otherwise has control (together referred to as “Group” or “Evox Rifa”). Control exists when the Group has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The subsidiaries acquired or founded during a financial period are consolidated from the date of acquisition or foundation, when control commenced. The companies disposed of during a financial period are included in the consolidated financial statements until control ceases.

Associates

Associates included in the consolidated financial statements are those entities in which the Group’s holding and its share of voting rights are between 20 -50 per cent or in which Evox Rifa otherwise has significant influence, but not control, over the financial and operating policies. Associates are accounted for using the equity method from the date that significant influence commences until the date that significant influence ceases. The unrealised profits between the Group and associates are eliminated in proportion to share ownership. The carrying amount of an investment in an associate includes the carrying amount of goodwill resulted from its acquisition. When Evox Rifa’s share in an associate’s losses exceeds its interest in the associate, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred obligations in respect of the associate. The Group had no investments in associates at 31 December, 2006.

Joint ventures

Joint ventures are those entities over whose activities the Group has joint control, established by contractual agreement. As at 31 December, 2006 the Group had no interests in joint ventures.

Principles of consolidation

The mutual shareholdings of the Group companies are eliminated using the purchase method. All intercompany income and expenses, receivables, liabilities and unrealised profits arising from intercompany transactions, as well as distribution of profits within the Group are eliminated as part of the consolidation process. Unrealised losses are eliminated only to the extent that there is no evidence of impairment. The profit for the period is allocated to equity holders of the parent company and minority interest, and minority interest is disclosed as a separate item within equity in the balance sheet.

In accordance with the exemption under IFRS 1 business combinations occurred prior to the transition date, which was 1 January, 2004, have not been restated but previous values under FAS have been taken as a deemed cost under IFRSs. The difference between the cost of the acquisition and the fair value of the net identifiable assets, liabilities and contingent liabilities acquired, measured at the acquisition date is first allocated, where applicable, to the underlying assets. The rest of the excess is presented as goodwill.

Acquisitions from entities under common control

The difference between the cost of the shares acquired in the companies over which the Group already has control and the minority interest is recognised as goodwill.

Translation of financial statements of foreign subsidiaries

The functional currency of the parent company is euro and the consolidated financial statements are presented in euro. The functional currency is the currency that best reflects the economic substance of the underlying events and circumstances relevant to that entity. In preparing the consolidated financial statements income and expenses and cash flows of those foreign subsidiaries whose functional currency is not euro, are translated into euro at exchange rates at the dates of the transactions . Their balance sheets are translated at the closing rate at the balance sheet date. Goodwill and fair value adjustments to assets and liabilities arising on the acquisition of a foreign entity occurred prior to 1 January, 2004 are translated into euro using the rate that prevailed on the date of the acquisition. Goodwill and fair value adjustments that arise on the acquisition after 1 January, 2004 are translated at the closing rate, as these items are treated as part of the assets and liabilities of the acquired entity after that date. Translation differences arising from the elimination of the cost of the foreign subsidiaries, from the translation of the equity items accumulated after the acquisition date as well as from the translation of the profit for the period using a different exchange rate in the income statement and in the balance sheet are recognised as a separate item to equity. The Group elected not to apply the exemption under IFRS 1 to reclassify those cumulative translation differences arisen until the transition date to retained earnings.

Foreign currency transactions

Financial statement items of each subsidiary are measured using the functional currency of that entity. Transactions in foreign currencies are translated at the rates of exchange prevailing on the dates of the transactions. At the balance sheet date, foreign currency monetary receivables and liabilities are translated at the closing rate. Non-monetary items stated at fair value in a foreign currency are translated at foreign exchange rates ruling at the dates the fair value was determined. Other non-monetary items are translated using the exchange rate at the date of the transaction. Exchange gains and losses resulting from transactions in foreign currencies and translation of monetary items are recognised in the income statement and are presented under financial income and expenses.

Revenue recognition and net sales

Revenue from the sale of goods is recognised in the income statement when all material risks and rewards of ownership have been transferred to the buyer, which normally takes place when a commodity is delivered. Revenue from services is recognised when the service has been performed. Net sales are adjusted for sales-related taxes and discounts granted.

Other operating income

Other operating income includes income not generated from primary activities, such as gains on sale of assets.

Operating profit

Operating profit is not defined under IAS 1 Presentation of Financial Statements. In Evox Rifa it is defined as a net amount that comprises the following items:

net sales

+   other operating income

-   raw material and consumables used adjusted for changes in inventories of finished goods and work in progress

-   employee benefits expense

-   depreciation and amortisation expense and impairment losses (when applicable)

-   other operating expenses

=   operating profit / loss

All other income statement items not mentioned above are presented under the operating profit.

Borrowing costs

Borrowing costs are expensed in the period in which they are incurred. However, significant incremental transaction costs directly related to acquiring a loan are included in the initial cost. They are amortised as an interest expense using the effective interest rate method.

Dividend and interest income

Dividend income is recognised when the right to the dividend has established. Interest income is recognised using the effective interest method.

Income taxes

Group companies’ income tax is calculated on the taxable profit determined in accordance with local tax rules applicable to each entity. The current tax expense comprises income taxes calculated based on the profit for the period as well as the tax adjustments related to previous years. The income taxes in the consolidated income statement also include the change in the deferred tax assets and liabilities. Deferred tax relating to items charged or credited directly to equity is itself charged or credited directly to equity.

Deferred tax assets and liabilities are provided using the balance sheet liability method in accordance with IAS 12 Income taxes, providing for all temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes except for some cases . The tax rates enacted by the balance sheet date are used as the tax rates. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available in the taxable entity against which the asset can be utilised. The main temporary differences arise from the differences on property, plant and equipment between the financial reporting and taxation purposes, provisions and defined benefit pension plans. Deferred tax is not provided for impairment of goodwill, which is not deductible for tax purposes, nor for undistributed profits of subsidiaries to the extent that is it probable that the temporary difference will not reverse in the foreseeable future.

Property, plant and equipment

Owned assets

Items of property, plant and equipment acquired by the Group companies are stated at historical cost less cumulative depreciation and impairment losses, if any. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment. Ordinary repairs and maintenance are expensed during the financial period in which they are incurred. In Evox Rifa there are no such significant inspection or maintenance costs that qualify for capitalisation. The Group recognises in the carrying amount of an item of property, plant and equipment the significant subsequent costs when that cost is incurred only if it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group and the cost of the item can be measured reliably. Such renewals and repairs are depreciated on a systematic basis over their expected useful lives. Other expenditure not meeting these criteria is expensed as incurred. Gains and losses on disposals and sales are calculated as a difference between the net proceeds received and the carrying amount. They are included in other operating income and expenses.

Depreciation is based on both the historical cost and the estimated useful life of each part of an item of property, plant and equipment. Expected residual values and useful lives of property, plant and equipment are reassessed at each balance sheet date and where they significantly differ from previous estimates, depreciation periods are changed accordingly. Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of an asset as follows:

Buildings	25–50 years
Machinery and equipment	4–10 years
Land is not depreciated.

Non-current assets classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are not depreciated (or amortised) after the classification as held for sale.

Leases

Group as lessee

Leases of property, plant and equipment where substantially all the risks and rewards incidental to ownership have been transferred to the Group are classified as finance leases. These assets acquired under finance leases are capitalised and are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at inception of the lease less cumulative depreciation and any impairment losses. The associated lease liabilities are included in long- and short-term interest-bearing liabilities. These assets are depreciated as comparable owned assets over the shorter of the useful lives disclosed above for property, plant and equipment or lease period and are adjusted for impairment charges, if any. Lease payments are apportioned between the finance charge and the reduction of the outstanding lease liability. In respect of finance leases, the depreciation on the leased assets and the financial charge on the lease liability are shown in the income statement. The financial charge is allocated to the income statement so as to achieve a constant interest rate on the outstanding liability during the lease term.

An operating lease is a lease of property, plant and equipment where the lessor retains significant risks and rewards incidental to ownership. Payments made under an operating lease are charged to the income statement as rental expenses on a straight-line basis over the lease term.

Group as lessor

Those leases where the Group is a lessor have been classified as operating leases. Leased assets are included in the lessor’s balance sheet under property, plant and equipment. They are depreciated over their estimated useful lives in accordance with the depreciation policy used for comparable assets in own use. Lease income is recognised in the income statement on a straight-line basis over the lease term.

Arrangement that contains a lease

Arrangements that depend on a specific asset or convey the right to control the use of a specific asset may be in substance leases under IAS 17. The related interpretation IFRIC 4 deals with the identification of those arrangements such as purchasing contracts, services and take-or-pay sales that do not take the legal form of a lease but convey rights to customers or suppliers to use an asset or a group of assets in return for a payment or a series of fixed payments. The contracts that meet these criteria should be classified as either operating leases or finance leases. If an arrangement is classified as a financial lease, a finance liability would be recognized to reflect the financing deemed to be received by the Group where it is considered as acting as lessee. As at 31 December, 2006 the Group had no arrangements that contain a lease.

Goodwill and other intangible assets

An intangible asset is capitalised only when it meets the following criteria: the cost of the asset can be measured reliably and it is probable that future economic benefits that are attributable to the asset will flow to the company. All other expenditure is expensed as incurred.

After 1 January, 2004 goodwill represents the Group’s share of difference between the cost of the acquisition and the fair value of the net identifiable assets acquired, measured at the acquisition date. The difference is first allocated, where applicable, to the underlying assets. The rest of the excess is presented as goodwill as a separate item in the consolidated balance sheet. Goodwill is allocated to the cash-generating units and in respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate. Goodwill is stated at cost less any cumulative impairment losses. Goodwill is not amortised but is tested annually for impairment.

The other intangible assets of the Group consist of patents and software licences, among others. They are carried at cost less cumulative amortisation. Other intangible assets (with finite useful lives) are amortised on a straight-line basis over their known or estimated useful lives as follows:

Intangible rights	3-5 years

Research and development costs are expensed in the period in which they are incurred, except for those development costs, which are capitalised when certain criteria are met. The criteria are as follows: the development project will be successful as well as the product is technically and commercially feasible. The capitalised development costs mainly comprise direct labour and related overheads, raw materials and external services. They are amortised on a systematic basis over their expected useful lives, which is two to five years. At 31 December, 2006 the Group had no capitalised development costs.

Impairment

The carrying amounts of Group assets are assessed for potential impairment at each balance sheet date and whenever there is any indication that an asset may be impaired. For the purposes of assessing impairment, the business operations of Evox Rifa are allocated at the factory level, which is the lowest level mainly independent of other units and for which there are separately identifiable cash inflows and outflows. If there is an indication of an impairment, the Group estimates the recoverable amount of the asset or cash-generating unit. Goodwill, unfinished intangible assets and intangible assets with indefinite useful lives, if any, are in all cases tested annually. When the carrying amount of the asset or cash-generating unit exceeds the recoverable amount, the difference is immediately charged as an impairment loss in the income statement. If the impairment loss is to be allocated for a cash-generating unit, it is allocated first by recognising an impairment loss for any goodwill and then on a pro rata basis to other assets of the unit. In connection of recognition of an impairment loss the estimated remaining useful life of the asset in question is reassessed.

The recoverable amount is determined as being the higher of an asset’s or cash-generating unit’s fair value less costs to sell and value in use. Evox Rifa has applied value in use in its calculations. Value in use is determined by discounting the estimated future net cash flows expected to be derived from the asset or cash-generating unit to their present value. The discount rate reflects the average cost of capital (pre-tax rate) of the asset in concern, adjusted for risks specific to the assets. In respect of property, plant and equipment and other intangible assets excluding goodwill, an impairment loss is reversed if there has been a positive change in the estimates used to determine the recoverable amount after the recognition of the latest impairment loss. An impairment loss is only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. An impairment loss in respect of goodwill is never reversed.

Non-current assets held for sale and discontinued operations

A non-current asset (or disposal group) is classified as held for sale when its carrying amount will be recovered principally through a sale transaction rather than through continuing use. Such an asset is measured at the lower of carrying amount and fair value less costs to sell. A non-current asset classified as held for sale and associated liabilities are presented separately in the balance sheet

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations or is a subsidiary acquired exclusively with a view to resale. The result of discontinued operations is presented separately on the face of the consolidated income statement.

Inventories

Inventories are stated at the lower of cost or net realisable value. Cost is assigned by using the first-in, first-out (FIFO) method or weighted average cost according to the nature of the inventories. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale. The cost of inventories comprises all direct costs incurred in acquiring the inventories and bringing them to their existing location and condition, such as raw materials, direct labour, other direct costs and related allocable production overheads based on normal operating capacity. An allowance is recorded for expected obsolescence, when applicable.

Financial instruments

The financial assets of Evox Rifa are classified as follows: financial assets at fair value through profit or loss, loans and receivables and available-for-sale assets. Financial assets are classified when originally acquired based on their purpose of use. The financial liabilities are classified either as financial liabilities at fair value through profit or loss or as other liabilities. Evox Rifa only has liabilities classified in the latter category.

In Evox Rifa all purchases and sales of financial assets are recognised or derecognised using trade date accounting. A financial asset is derecognised when the Group has lost its contractual rights to the cash flows from the financial asset or when it has transferred substantially all the significant risks and rewards of ownership of the financial asset to an external party.

Financial assets at fair value through profit or loss

Derivatives are included in financial assets at fair value through profit or loss. They are recognised on the balance sheet at cost, equivalent to the fair value, and are subsequently fair valued at each balance sheet date.

As the derivatives used by the Group do not qualify for hedge accounting as defined under IAS 39, changes in their fair values are recognised immediately in profit or loss although they are effective economic hedging instruments from the Group risk management’s perspective. The Group uses foreign currency options to hedge balance sheet items denominated in foreign currencies against foreign currency fluctuations. The maturities of options vary from 1-3 months. The fair values of currency options are determined utilising public price quotations and rates at the balance sheet date as well as option pricing models.

Available-for-sale assets

In the Evox Rifa Group available-for-sale investments comprise holdings in listed and unlisted companies. Investments in listed companies are measured at their fair values based on published price quotations in an active market, being the bid price at the balance sheet date. Such unlisted shares whose fair value cannot be reliably determined, are measured at the lower of cost and realisable value. Unrealised changes in value of available-for-sale investments, net of tax, are recognised in equity in fair value reserve. Cumulative fair value changes are released to the income statement when the investment is sold or disposed of. Such impairment losses for which there is objective evidence, are recognised in the income statement immediately.

Financial liabilities

Financial liabilities are stated at amortised cost. On initial recognition interest-bearing liabilities are measured at their fair value that is based on the consideration received. Interest expenses are recognised in the income statement over the term of the loan following the matching principle.

The liability component of the convertible subordinated loan issued by the parent company Evox Rifa Group Oyj is presented under the long-term interest-bearing liabilities and the equity component in equity.

Trade receivables

Trade receivables are recognised at the original invoice amount to customers and are stated at their cost less doubtful receivables. The assessment of the amount of doubtful receivables recognised is based on risk of individual receivables and an impairment loss is recorded when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Doubtful receivables are measured at their realisable value at the highest. Bad debts charged to the income statement are included in other operating expenses.

Cash and cash equivalents

Cash and cash equivalents comprises cash balances, call deposits and other short-term highly liquid investments with original maturities of three months or less from the date of acquisition. Bank overdrafts are included within current liabilities.

Dividends

Dividends are recognised as a liability only when approved by a general meeting of shareholders.

Employee benefits

Pension plans

The Group companies have several pension plans in different countries in accordance with the local practices and conditions. Pension plans are classified as either defined contribution plans or defined benefit plans. Most plans the Group has currently are classified as defined contribution plans, where contributions are expensed in the income statement in the year to which they relate. Under a such plan the Group has no legal or constructive obligations to pay further contributions even if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. All those plans that do not meet the requirements of a defined contribution plan are considered defined benefit plans.

The expense incurred in respect of a defined benefit pension plan is determined separately for each plan in accordance with its terms based on actuarial calculations and recognised on the income statement over the expected working lives of the employees participating in the plan. The net present value of the obligation is calculated using the projected unit credit method. In calculating the present value of the obligation the discount rate is determined annually and it is based on the market rates of corporate and government bonds. The net present value of the obligation less the plan assets measured at fair value at the balance sheet date and the unrecognised actuarial gains and losses is the amount, a receivable or a liability, recognised in the balance sheet.

In accordance with the exemption under IFRS 1 all cumulative actuarial gains and losses arising from the defined benefit plans were recognised in retained earnings of the opening balance sheet at the date of transition. Those actuarial gains and losses that arise subsequent to 1 January, 2004 are recognised using the corridor method. Under this method, to the extent that any cumulative unrecognised actuarial gain or loss exceeds 10 per cent of the greater of the present value of the defined benefit obligation and the fair value of plan assets, that portion is recognised in the income statement over the expected average remaining working lives of the employees participating in the plan.

Share-based payments

Evox Rifa has not applied IFRS 2 Share-based payments to the option plan granted; this is because the options, most of which have been granted after 7 November 2002 have vested prior to the effective date of IFRS 2 that was 1 January, 2005. Therefore no expenses or an obligation have been recognised in respect of these options. The proceeds received, net of any transactions costs, are credited to share capital (nominal value) and the share premium reserve.

Provisions

A provision is recognised in the balance sheet when the Group has a present legal or constructive obligation as a result of a past event, a reliable estimate can be made of the amount of the obligation and it is probable that an outflow of economic benefits will be required to settle the obligation. Group’s provisions relate to disputed product claims, restructurings and warranty expenses. The amount recognised as a provision is the best estimate of the expenditure required to settle the present obligation at the balance sheet date. The warranty provision is based on historical warranty data.

A provision for restructuring is recognised when the Group has a detailed restructuring plan, and the restructuring has either commenced or has been announced. The plan identifies at least the following: the business concerned, the principal locations affected, the location, function, and approximate number of employees who will be compensated for terminating their services, the expenditures that will be undertaken and when the plan will be implemented.

If the effect of the time value of money on the amount of a provision is material, a provision is discounted. A reimbursement from a third party related to a provision is recognised as a receivable only when the reimbursement is virtually certain.

Government grants

Government grants, e.g. those received from the state, that compensate the Group for expenses incurred are recognised as revenue in the income statement on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the Group for the cost of an asset are recognised by deducting the grant from the carrying amount of the asset.

Accounting policies requiring management’s judgement and key sources of estimation uncertainty

The judgements, apart from those involving estimations, that management has made in the process of applying the accounting policies and that have the most significant effect on the amounts recognised in the financial statements relate to impairment tests as well as required provisions for customer claims .

New standards and interpretations

In 2007 Evox Rifa will adopt the following new or amended standards and interpretations issued in 2005 and 2006:

•                                            IFRS 7 Financial Instruments: Disclosures (effective from 1 January 2007). IFRS 7 requires disclosures about the significance of financial instruments for an entity’s financial position and performance as well as qualitative and quantitative disclosures on the nature and extent of risks. The new standard will increase the disclosure requirements, the main additional disclosures will be the sensitivity analyses.

•                                            Amendment to IAS 1 Presentation of Financial Statements: Capital Disclosures (effective from 1 January 2007). This is a complementary amendment due to issuance of IFRS 7 and introduces new disclosures about the level of an entity’s capital and how it manages capital.

•                                            IFRIC 9 Reassessment of Embedded Derivatives (effective for annual periods beginning on or after 1 June 2006). The interpretation requires that a reassessment of whether embedded derivative should be separated from the underlying host contract should be made only when there are changes to the contract. Evox Rifa does not expect the adoption of IFRIC 9 will have a material impact on the Group’s financial statements.

•                                            IFRIC 10 Interim Financial Reporting and Impairment (effective for annual periods beginning on or after 1 November, 2006). IFRIC 10 prohibits the reversal of an impairment loss recognised in a previous interim period in respect of goodwill, an investment in an equity instrument or a financial asset carried at cost. The interpretation is not expected to have any impact on the Group’s accounts.

•                                            IFRS 8 Operating Segments (effective for annual periods beginning on or after 1 January 2009). IFRS 8 replaces IAS 14 Segment Reporting. It adopts a management approach to segment reporting. The information reported would be that which is used internally by management for evaluating the performance of operating segments and allocating resources. Also additional disclosures are required. The Group is currently assessing the impact of IFRS 8.

IFRIC 8 Scope of IFRS 2 is not relevant to the Group’s operations.

IFRIC 11 IFRS 2 — Group and Treasury Share Transactions and IFRIC 12 Service Concession Arrangements are not relevant to the Group´s operations.

2   FINANCIAL RISK MANAGEMENT

The Group is exposed to various financial risks within its normal business operations. The objective of the financial risk management is to minimise the adverse effects on the Group result caused by fluctuations in the financial markets. For hedging against foreign exchange risk the Group matches its currency positions and uses options. The general principles on risk management are approved by the Board of Directors.

Evox Rifa Group operates globally in Europe, Asia and North America. The revenue denominated in euro accounted for more than half of the total revenue in 2006. The non-euro dominated revenue mainly consists of Swedish krona, Singapore dollar, US dollar and UK pound sterling. Foreign exchange risk, even limited, has an impact principally on Group´s financial performance to the extent that revenue and costs are denominated in different currencies in the production plants. Furthermore, currency fluctuations have an effect on the parent company as its functional and presentation currency is euro. On the other hand, especially the weak US dollar against euro may reduce company´s competitiveness in export sales to the United States and Asia. The weak US dollar also has an impact on imports to Europe from the countries that have linked their currencies to the US dollar. To mitigate the foreign exchange risk, the income and expense items in each currency are matched, and open positions are hedged with currency options.

Group`s loans are generally floating rates loans. The Group may use interest rate swaps where necessary. At the balance sheet date there were no outstanding interest rate swaps.

To mitigate the credit risk the Group monitors the credit limits granted to clients and controls that the receivables are paid duly. Furthermore the risk positions (receivables and customer inventories) of the key clients are monitored on a monthly basis.

The Group has credit lines in Sweden, Great Britain and Singapore to safeguard sufficient liquidity. Unused credit facilities totalled 2.8 million euro at the balance sheet date.

3   SEGMENT INFORMATION

Evox Rifa Group’s primary reporting segments are business segments and secondary reporting segments are geographical segments.

Business segments

The Group has one business segment that is capacitors. This is based on the Group’s internal organisation structure and internal reporting. The business activities are organised into sales, marketing and technical advice, product development and financial managment as well as into two product groups: Electrolytic Capacitors and Film and Paper Capacitors. The Group’s manufacturing plants are specialised in different product groups and supply them globally. The development resources of the Group are mainly located in Europe. The major customer groups of capacitors are in industrial electronics and automobile industry.

The Group management monitores rates of return primarily at the Group level. The rates of return of product groups and manufacturing plants differ from each other as well as there are differences in the rates of return among the product groups which are due to the products’ different technical properties, different customer distribution and different distribution channels. This is a very typical situation in the industry. Accordingly, the Group’s risks and rates of return are independent of a product group and a geographical region.

Geographical segments

The secondary geographical segment is divided into three sales regions:

•                                            Europe (Europe, Middle East and Africa)

•                                            Asia

•                                            America (North, Central and South Americas)

Capacitors are sold in every sales region. The major customers operate globally and require service locally.

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of the customers. The segment assets and liabilities are based on the geographical location of the assets and liabilities.

Segment assets and liabilities

Segment assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Segment assets comprise property, plant and equipment, intangible assets (including goodwill), inventories and non-interest-bearing receivables (trade receivables, operative accrued income and prepayments as well as other receivables). Segment liabilities include current and non-current interest-bearing liabilities and non-interest-bearing liabilities; the latter comprise trade payables as well as other operative accruals and deferred income.

Unallocated items

Unallocated income statement items comprise corporate costs relating e.g. to development of business activities and Group management. Assets not allocated mainly represent items relating to the Group administration and financial items. Unallocated liabilities are items that relate to the Group functions, such as Group administration and convertible subordinated loan.

3.1 Business segments	EUR thousand

2006	Capacitor	Unallocated items	Group

Revenue	89 787		89 787
Operating profit (loss)	1 875	-10	1 865
Financial income and expenses			-2 090
Income tax expense	-716
Loss for the period	-941
Segment assets	47 846	1 563	49 409
Segment liabilities	36 547	6 485	43 032
Capital expenditure	1 021	0	1 021
Depreciation and amortisation	2 701	1	2 702

2005	Capacitors	Unallocated items	Group

Revenue	79 911		79 911
Operating loss	-7 340	-179	-7 519
Financial income and expenses			-1 198
Income tax expense			-539
Loss for the period			-9 256
Segment assets	46 718	6 461	53 179
Segment liabilities	39 832	5 961	45 793
Capital expenditure	3 957	9	3 966
Depreciation and amortisation	3 042	271	3 313

3.2 Geographical segments	EUR thousand

2006	Europe	Asia	America	Group

Revenue by the location of customers	60 660	20 226	8 901	89 787
Segment assets	33 222	14 426	1 761	49 409
Capital expenditure	918	58	45	1 021

2005	Europe	Asia	America	Group

Revenue by the location of customers	55 381	16 721	7 809	79 911
Segment assets	35 997	15 313	1 869	53 179
Capital expenditure	2 731	1 227	8	3 966

4   BUSINESS COMBINATIONS

In 2006 there were no business combinations.

In 2005, the Group owned 85 % of the share capital of Evox Rifa Pte.Ltd, when the Board of Directors of the parent company entered into an agreement with Mr. Wee Cheng Hoon to acquire his minority share of 15 % in Evox Rifa Pte. Ltd. The half of the purchase price, which totalled 775 thousand euro, was paid in cash and the other half was paid by a share issuance offered for subscription to Mr. Wee Cheng Hoon. Accordingly, Mr. Wee Cheng Hoon subscribed 3,850,000 shares of Evox Rifa Group Oyj at a price of 0.10 euro per share. The transaction was completed in February 2005.

Goodwill amounting to 272 thousand euro was recognised on the acquisition of the shares. This goodwill item has not been allocated to any separate asset.

EUR thousand	2006	2005

5   OTHER OPERATING INCOME

Gains on sale of property, plant and equipment and intangible assets	1 233	99
Rental income	29	23
Other income items	152	32
Total	1 414	154

6   EMPLOYEE BENEFITS

Wages and salaries	22 478	24 394
Pension expenses
Defined contribution plans	1 915	1 590
Defined benefit plans	183	134
Other social expenses	4 369	6 325
Total	28 945	32 443

Information for 2005 has been updated to be comparable with 2006
Information on the remuneration of Group Management is presented in note 28 Related Party Transactions.

The average number of personnel in the Group during the financial year

White-collar	289	299
Blue-collar	1 102	1 021
Total	1 391	1 320

The number of personnel in the Group at year-end
White-collar	292	294
Blue-collar	1 107	994
Total	1 399	1 288

7   DEPRECIATION AND AMORTISATION

Depreciation and amortisation by asset type:
Intangible assets
Other intangible assets	15	18
Total	15	18

Property, plant and equipment
Buildings	187	326
Machinery and equipment	2 462	2 927
Other assets	38	42
Total	2 687	3 295
Depreciation and amortisation expense, total	2 702	3 313

8   OTHER OPERATING EXPENSES

Production and supply overheads	7 015	6 248
Distribution overheads	2 792	2 117
Sales, development and administration overheads	5 970	6 379
Total	15 777	14 744

EUR thousand	2006	2005

9   RESEARCH AND DEVELOPMENT COSTS

Research and development costs expensed as incurred to income statement amounted to 2,8 million euro in 2006 (2,9 million euro in 2005).

10   FINANCIAL INCOME AND EXPENSES

Interest income	3	5
Exchange gains	1 384	2 198
Other financial income	5	45
Total financial income	1 392	2 248

Interest expenses	-1 447	-1 396
Exchange losses	-1 864	-1 779
Other financial expenses	-171	-271
Total financial expenses	-3 482	-3 446

Total	-2 090	-1 198

11   INCOME TAXES

Current tax expense	970	546
Taxes for prior years	-20	1
Change in deferred taxes	-234	-8

Total	716	539

A reconciliation between the income tax expense reported in the consolidated income statement, 0.7 million euro, and the income tax calculated at the domestic corporation tax rate 26% (2005: 0.5 million euro) is as follows:

Loss before tax	-225	-8 717
Income tax calculated using the domestic corporate tax rate 26%	-59	-2 267
Effect of tax rates in foreign jurisdictions	105	25
Tax exempt revenues	-174	-41
Non-deductible expenses	47	77
Unrecognised deferred tax asset related to the losses and postponed tax depreciation	817	2 744
Taxes for prior years	-20	1
Income tax expense reported in the consolidated income statement	716	539

12   EARNINGS PER SHARE

Basic earnings per share is calculated by dividing the profit for the year attributable to equity holders of the parent by the weighted average number of ordinary shares outstanding during the financial year.

Diluted earnings per share is calculated by dividing the profit for the year attributable to equity holders of the parent (diluted) by the weighted average number of ordinary shares outstanding during the financial year (diluted).

EUR thousand	2006	2005

Loss for the year attributable to equity holders of the parent	-948	-9 172
Weighted average number of ordinary shares outstanding during the financial year (1,000)	177 815	176 579

Basic earnings per share (€ per share)	-0,005	-0,052

Loss for the year attributable to equity holders of the parent	-948	-9 172
Post-tax effect of interest on convertible subordinated loan	380	285
Loss for the period for computing diluted earnings per share	-568	-8 887

Weighted average number of ordinary shares outstanding during the financial year	177 815	176 579
Effect of share options on issue	0	626
Conversion of convertible subordinated loan	41 909	41 909
Weighted average number of ordinary shares outstanding for computing diluted earnings per share	219 724	219 114

Diluted earnings per share (€ per share)	-0,003	-0,041

Evox Rifa Group has two kinds of instruments that have a dilutive effect (i.e. they increase the number of ordinary shares): a convertible subordinated loan and share options. In calculating diluted earnings per share the convertible subordinated loan has been converted into shares and the loss for the period has been adjusted with the post-tax effect of the interest on the convertible subordinated loan. Share options have a dilutive effect if their subscription price is lower than the fair value of the share that is computed based on the weighted average price of the share during the financial year. The dilutive effect of share options will be the number of shares that will be issued gratuitously since it would not be possible for the Group to issue a corresponding number of shares at fair value with the funds obtained from exercising the options.

As the Group’s result is negative, diluted earnings per share is higher than basic earnings per share so the ratios (basic and diluted) are disclosed as being equal.

13 INTANGIBLE ASSETS	14. PROPERTY, PLANT AND EQUIPMENT	14.1 FINANCIAL LEASES

EUR thousand	Goodwill	Other intangible assets	Total	Land areas	Buildings	Machinery and equipment	Other tangible assets	Advance payments	Total	Total	Machinery and equipment include assets leased under financial leases as follows

Cost at 1 January, 2006	2 105	698	2 803	216	6 962	56 473	406	709	64 766	67 569	972
Additions	0	16	16	0	0	288	25	692	1 005	1 021	0
Disposals	0	0	0	-131	-1 268	-10 882	-134	0	-12 415	-12 415	0
Transfers between classes	0	0	0	0	0	970	0	-970	0	0	0
Exchange difference	1	-4	-3	6	-67	444	-13	5	375	372	37
Cost at 31 December, 2006	2 106	710	2 816	91	5 627	47 293	284	436	53 731	56 547	1 009

Accumulated depreciation, amortisation and impairment losses at 1 January, 2006	-870	-670	-1 540	0	-3 399	-45 163	-349	0	-48 911	-50 451	-579
Deprec. and amortisation charges for the period	0	-15	-15	0	-187	-2 462	-38	0	-2 687	-2 702	-143
Accumulated depreciation and amortisation from disposals	0	0	0	0	448	10 566	115	0	11 129	11 129	0
Transfers between classes	0	0	0	0	0	0	0	0	0	0	0
Exchange difference	0	5	5	0	-4	-461	24	0	-441	-436	-25
Accumulated depreciation, amortisation and impairment losses at 31 December, 2006	-870	-680	-1 550	0	-3 142	-37 520	-248	0	-40 910	-42 460	-747

Carrying amounts at 1 January, 2006	1 235	28	1 263	216	3 563	11 310	57	709	15 855	17 118	393
Carrying amounts at 31 December, 2006	1 236	30	1 266	91	2 485	9 773	36	436	12 821	14 087	262

Cost at 1 January, 2005	1 833	685	2 518	3 072	7 256	57 059	376	564	68 327	70 845	2 368
Additions	272	15	287	0	255	2 062	4	1 188	3 509	3 796	0
Disposals	0	0	0	0	-108	-3 493	-3	0	-3 604	-3 604	-1 302
Transfers between classes	0	0	0	0	0	1 046	0	-1 046	0	0	0
Transfer to non-current assets held for sale	0	0	0	-2 856	-794	-567	-23	0	-4 240	-4 240	0
Exchange difference	0	-2	-1	0	353	366	52	3	774	773	-94
Cost at 31 December, 2005	2 105	698	2 804	216	6 962	56 473	406	709	64 766	67 570	972

Accumulated depreciation, amortisation and impairment losses at 1 January, 2005	-870	-663	-1 533	0	-3 001	-46 125	-272	0	-49 398	-50 931	-1 546
Deprec. and amortisation charges for the period	0	-18	-18	0	-326	-2 927	-42	0	-3 295	-3 313	-348
Accum. depreciation and amortisation from disposals	0	0	0	0	108	3 419	0	0	3 527	3 527	1 247
Transfers between classes	0	0	0	0	-270	270	0	0	0	0	0
Transfer to non-current assets held for sale	0	0	0	0	215	223	4	0	442	442	0
Exchange difference	0	11	11	0	-125	-23	-39	0	-187	-176	68
Accumulated depreciation, amortisation and impairment losses at 31 December, 2005	-870	-670	-1 540	0	-3 399	-45 163	-349	0	-48 911	-50 451	-579

Carrying amounts at 1 January, 2005	963	22	985	3 072	4 255	10 934	104	564	18 929	19 914	822
Carrying amounts at 31 December, 2005	1 235	28	1 264	216	3 563	11 310	57	709	15 855	17 119	393

Carrying amount of production machinery and equipment at 31 December, 2006	9 339
Carrying amount of production machinery and equipment at 31 December, 2005	10 491

The Group has received an investment grant in Finland amounting to 30 thousand euro (in 2005 0.4 million euro). The grant received has been deducted from the additions to machinery and equipment in 2006.

Goodwill and other fixed assets allocated to the Group’s cash-generating units (production units) were tested for impairment for the first time at the transition to IFRSs at 1 January, 2004. Based on the impairment test an impairment loss of 0.4 million euro was recognised. The impairment loss was allocated to the property, plant and equipment of the Kalmar plant. The impairment loss was mainly due to the profitability problem of the Kalmar plant.

The recoverable amount of a cash-generating unit is based on value in use calculations. In respect of determining cash flows, the major variables are:

a)           Discount rate (8%), which is based on cost of equity capital including market risk premium and cost of debt, weighted to reflect the Group´s capital structure.

b)          Sales growth on each market area (in average 0-8%) based on management assessment as well as internal and external views on history and future of the business.

c)           Profitability (operating margin) of cash generating units, which reflects both historical profitability and on-going development programs. The relative profitability of the units is not expected to improve during the forecast period with the exception of the impact of the on-going development programs.

The forecast period covers five years. The most critical key assumptions in the estimation of the recoverable amount are discount rate, sales growth and profitability.

For Evox Rifa´s production units the most critical key assumption is profitability development, especially for Suomussalmi unit. According to management assessment, the recoverable amount exceeds the carrying amount, assuming that the decided and on-going development program will be completed mainly according to plan.This assessment excludes possible simultanious changes in other assumptions. The management does not believe that in other production units any reasonably possible changes in the key assumptions would cause recoverable amounts to fall short of their carrying amounts.

Based on impairment tests performed, no impairment losses have been recognised in 2005 or 2006 for goodwill nor for property, plant and equipment.

15   NON-CURRENT ASSETS HELD FOR SALE

In 2006 there were no non-current assets held for sale.

EUR thousand	Land areas	Buildings	Machinery and equipment	Other tangible assets	Total

Carrying amount of the non-current assets held for sale at December 31, 2005	2 856	579	344	19	3 798

In January 2005 Evox Rifa Group entered into an agreement with Peab Sverige AB relating to the sale of the Kalmar factory real estate in Sweden. The agreement was completed in March 2006 after the production of the plant has ceased. The consideration, 41.5 million Swedish crowns, was used for repayment of the related loans. At the previous year´s balance sheet date 31 December, 2005, the factory real estate in Kalmar was classified as an asset held for sale in accordance with IFRS 5.

EUR thousand	2006	2005

16   NON-CURRENT RECEIVABLES

Prepaid rental expense	125	232
Insurance claim	157	139
Total	282	371

17   INVENTORIES

Raw material and supplies	7 627	6 606
Work in progress	2 263	1 871
Finished goods	6 725	6 535
Total	16 615	15 012

The amount of the impairment loss recognised on inventories to net realisable value totalled 0.4 million euro during the financial year (2005: 0.6 million euro).

EUR thousand	2006	2005

18   TRADE AND OTHER CURRENT RECEIVABLES

Trade receivables	14 962	12 579
Accrued income and prepaid expenses	1 195	1 168
Other receivables	952	694
Total	17 109	14 441

The fair values of trade receivables and other current receivables are assumed to equal their carrying amounts because of the short maturity.

During the financial year the Group has recognised impairment losses on trade receivables amounting to 0.1 million euro (2005: 0.7 million euro).

18.1   Accrued income and prepayments

Investment grant	132	362
Other items	1 063	806
Total	1 195	1 168

19   CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the statement of cash flows
Cash at bank and in hand	1 313	2 435
Bank overdrafts	-6 496	-6 318
Total	-5 183	-3 883

20   CAPITAL AND RESERVES

EUR thousand	Number of shares (1,000)	Share capital	Share premium	Reserve fund	Total

1 Jan, 2005	173 371	8 669	1 733	12 989	23 391

Transfer from reserve fund				-12 312	-12 312
Share issue	3 850	192	193		385
31 Dec, 2005	177 221	8 861	1 926	677	11 464

Subscription with share options	935	48	8		56

31 Dec, 2006	178 156	8 909	1 934	677	11 520

The number of shares of Evox Rifa Group Oyj totalled 178,156,018 at 31 December, 2006 (31 Dec 2005 177,221,018). The nominal value of the share is 0.05 euro. All shares issued have been fully paid.

On 20 April, 2006 the Annual General Meeting of Evox Rifa Group Oyj approved the proposal of the Board of Directors to authorise the Board to decide to issue new shares and / or convertible loans, deviating from the shareholders´ pre-emptive rights, so that the share capital may rise by a maximum of 1,772,210 euro. Concurrently the Annual General Meeting decided to revoke its authorisation of 28 February, 2005. The Board of Directors did not use this authorisation.

On 14 November 2000, the Shareholders’ Meeting of Evox Rifa Group Oyj resolved to issue 7,500,000 share options that entitle the holders to subscribe for 7,500,000 Evox Rifa Group Oyj shares. By 31 December, 2005 no share options have been used for share subscription. On 28 February, 2005 the Annual General Meeting resolved that the share options in the possession of the Group, in total 2,745,000, will not be offered and that they will be cancelled. Based on the share options, a total of 935,000 shares were subscribed in 2006. The increases in share capital have been registered 11 May, 2006 and 28 December, 2006 respectively. The right to subscribe shares based on share options expired at 31 December, 2006 and currently Evox Rifa Group Oyj has no existing share options.

In March 2005 Evox Rifa Group Oyj issued 55,879 convertible subordinated loan notes with a total nominal value of 5.6 million euro. The loan matures in five years from the date of issue unless the holders of the notes use their right to convert the notes into shares of the parent company. A loan note with a nominal value of 100 euro can be converted into 750 shares. The conversion price of a share is approximately 0.1333 euro. The conversion can be made during the period of 1 October, 2005 and 26 February, 2010. By 31 December, 2006 no convertible loan notes have been converted into shares.

The share premium fund was increased in 2006 by the amount exceeding the nominal value of the new 875,000 shares subscribed based on option rights. The reserve fund can be used to cover the losses of the parent company.

21   SHARE-BASED PAYMENTS

The Group has had option arrangements since 2000 when the Shareholder’s Meeting of Evox Rifa Group Oyj resolved to issue 7,500,000 share options that entitle the holders to subscribe for 7,500,000 Evox Rifa Group Oyj shares (14 November, 2000).

The Group has not applied IFRS 2 Share-based payment to these arrangements as the share options were granted prior to 7 November, 2002 and they vested before the effective date of the standard that was 1 January , 2005. Due to this no expenses nor an obligation have been recognised in respect for these options.

Share options were offered for subscription to key personnel, the management of Evox Rifa Group Oyj, and of Evox Rifa Oy which is a subsidiary of Evox Rifa Group Oyj. On 28 February, 2005 the Annual General Meeting of Evox Rifa Group Oyj resolved that the key personnel and the Group management will not be offered more share options, and the Annual General Meeting approved that the share options in the possession of the Group, in total 2,745,000 options, will be cancelled.

The subscription period for all options expired at 31 December, 2006.

The exercise prices were as follows:

A options 0.29 euro
B options 0.11 euro
C options 0.06 euro

Based on share options, a total of 935,000 shares were subscribed in 2006.

EUR thousand
Changes in share options for the period were as follows:

	A Options	B Options	C Options

1 January, 2005
Outstanding	1 780 000	1 410 000	1 565 000
Company-owned	220 000	1 090 000	1 435 000
Total	2 000 000	2 500 000	3 000 000

Changes in 2005
Annulled options	220 000	1 090 000	1 435 000

31 December, 2005
Outstanding	1 780 000	1 410 000	1 565 000
Company-owned	0	0	0
Total	1 780 000		1 565 000

Changes in 2006
Subscribed shares	935 000
Annulled due to expiration	1 780 000	1 410 000	630 000
Total 31 December, 2006	0	0	0

22   DEFERRED TAX ASSETS AND LIABILITIES

EUR thousand

	1 Jan 2006	Recognised in income	Recognised in equity	Exchange differences	31 Dec, 2006

Movements in deferred taxes during 2006
Deferred tax liabilities
Accumulated depreciation difference	500	-185	0	11	326
Convertible subordinated loan	152	-36	0	0	116
Pension obligations	78	-13	0	8	73
Total	730	-234	0	19	515

	1 Jan, 2005	Recognised in income	Recognised in equity	Exchange differences	31 Dec, 2005

Movements in deferred taxes during 2005
Deferred tax liabilities
Accumulated depreciation difference	495	0	0	5	500
Convertible subordinated loan	0	-22	174	0	152
Pension obligations	66	14	0	-2	78
Total	561	-8	174	3	730

At 31 December, 2005 the Group had unused tax losses carried forward amounting to 16.1 million euro. No deferrex tax assets have been recognised in respect of these items due to the uncertainty of utilisation of these losses carried forward. The losses in question mainly result from Finnish and Swedish Group companies.

23   PENSION OBLIGATIONS

The Group has defined benefit pension plans in Germany and Sweden. These plans have been arranged through insurance companies. Retirement benefits are determined based on certain factors, such as salary and period of employment.

In the opening IFRS balance sheet at 1 January, 2004 the disability pension component of the Finnish TEL system was accounted for as a defined benefit plan (TEL = the Finnish statutory employment pension scheme). Due to the change in the accounting basis of the TEL system’s disability pension at the end of 2004, the disability pension is classified as a defined contribution plan since 1 January, 2006.

In the financial statements for 2004, the change in the accounting basis has been accounted for as a curtailment of the disability pension component. Due to this, 102 thousand euro of the disability pension obligation was credited in the income statement at the end of 2004 as the portion regarding the year 2005 was not significant.

EUR thousand	2006	2005

The defined benefit obligation in the balance sheet comprises the following items:

Present value of unfunded obligations	2 049	2 603
Unrecognised actuarial gains (+) and losses (-)	-145	-282
Net obligation	1 904	2 321

Amounts recognised in the income statement in respect of the defined benefit plans are determined as follows:

Current service costs	1	17
Interest on obligation	98	117
Actuarial gains and losses	84	0
	183	134

Movements in the balance sheet obligations
At 1 January	2 603	2 471
Exchange differences	90	-88

Redeemed obligations	-702	-153
Interest costs	98	117
Actuarial gains and losses	-38	264
Current service costs	1	17
Pension payments	-3	-25
At 31 December	2 049	2 603

Principal actuarial assumptions at 31 December
Discount rate	4%/4,75%	5%
Future salary increase	2-3%	2-3%

Information for 2005 has been updated to be comparable with 2006.

24   PROVISIONS

EUR thousand	Warranties	Restructuring	Total

Balance at 1 January, 2006	723	220	943
Provisions made during the year	74	180	254
Provisions released during the year	-43	-220	-263
Balance at 31 December, 2006	754	180	934

	2006	2005
Current provisions	934	943
Total	934	943

The Group grants a warranty for its products. The warranty provision comprises the estimated expenses for product claims.

The restructuring provision 2005 includes the expected expenses for closing down the production and cleaning of the Kalmar plant. The increase in restructuring provision in 2006 is related to restructuring of the Group´s Swedish operations.

The provisions are considered current as the Group intends to settle the obligations within 12 months after the balance sheet date.

EUR thousand	2006	2005

25   INTEREST-BEARING LIABILITIES

Non-current
Bank loans	7 421	9 364
Convertible subordinated loan	5 125	5 004
Finance lease liabilities	135	259
Total	12 681	14 627

Current
Bank overdrafts (Note 19 Cash and cash equiv)	6 496	6 318
Current portion of finance lease liabilities	134	167
Current portion of non-current liabilities	3 230	5 343
Total	9 860	11 828

Fair values of the Group’s all financial assets and liabilities are assumed to materially equal their initial carrying amounts.

Non-current liabilities mature as follows:

2006	2007	2008	2009	2010		2011	2012 –

Floating rate bank loans	3 230	4 104	1 944	874		500	0
Convertible subordinated loan				5 588	*)
Finance lease liabilities	134	135
Total	3 364	4 239	1 944	6 462		500	0

*) Includes the component recognised in equity

2005	2006	2007	2008	2009	2010		2011 –

Floating rate bank loans	5 343	4 229	2 700	1 552	883
Convertible subordinated loan					5 588	*)
Finance lease liabilities	167	136	123
Total	5 510	4 365	2 823	1 552	6 471		0

Currency mix of the Group’s non-current interest-bearing liabilities

EUR thousand	2006	2005

EUR	10 275	10 882
USD	1 821	1 980
SGD	102	229
GBP	348	925
SEK	135	611
	12 681	14 627

The Group’s liabilities mainly consist of floating rate loans.

EUR thousand	2006	2005

Weighted averages of the effective interest rates of the non-current interest-bearing liabilities at 31 December

Bank loans	5,2%		4,1%
Convertible subordinated loan	8,0%	*)	8,0%	*)
Finance lease liabilities	5,0%		5,0%

*) The nominal interest rate of the loan is 5.0%

Currency mix of the Group’s current interest-bearing liabilities
EUR	4 412	4 410
USD	728	1 388
SGD	1 027	691
GBP	2 717	2 435
SEK	781	2 904
RMB	195
	9 860	11 828

Weighted averages of the effective interest rates of the current interest-bearing liabilities at 31 December

Bank overdrafts	5,3%	3,4%
Bank loans	5,5%	4,3%
Finance lease liabilities	5,0%	5,0%

25.1   Finance lease liabilities

The Group’s finance lease liabilities are payable as follows:

EUR thousand	2006	2005

Minimum lease payments	285	461
Less than one year	146	186
Between one and five years	139	275
Total minimum lease payments	285	461

Present value of the minimum lease payments
Less than one year	134	167
Between one and five years	135	259
Total present value of the minimum lease paym.	269	426
Future finance charges	16	35
Total finance lease liabilities	285	461

25.2   Convertible subordinated loan

The loan is a subordinated loan as defined under the previous Companies Act, its terms related to repayment and priority ranking differ from the terms of loans generally issued. The principal of the loan may be repaid only if the Company and the consolidated Group are left with full cover on restricted equity and other non-distributable items according to the balance sheet approved for the preceding financial year. Interest on the loan can be paid annually only if the amount payable can be used for the distribution of profits according to the balance sheet of the Company and the consolidated Group as approved for the preceding financial year. The principal, interest and any other yield shall be payable on the dissolution or bankruptcy solely at a priority ranking inferior to that of all other debt. The interest left unpaid shall remain a liability and shall earn annual interest of 2 percentage points in excess of the interest rate payable on the loan. If the loan cannot be repaid at maturity, the principal of the loan shall accrue interest that is 2 percentage points in excess of annual interest determined on the loan. The capital loan is not secured by a guarantee or collateral.

In March 2005 the Company issued 55,879 convertible subordinated loan notes with a total nominal value of 5.6 million euro. The loan matures in five years from the date of issue unless the holders of the notes use their right to convert the notes into shares. A loan note with a nominal value of 100 euro can be converted into 750 shares. The conversion price of a share is approximately 0.1333 euro. The conversion can be made during the period of 1 October, 2005 and 26 February, 2010. The nominal interest rate of the loan is 5%.

In the financial statements for 2005 the convertible subordinated loan has been classified into the equity component and the liability component. The liability component was initially measured at its fair value that was determined by using the market rate for similar loans (8%) at the time the loan was issued. The equity component, amounting to 0.5 million euro, net of deferred tax, equals the difference between the proceeds on the loan issued and the fair value of the liability and it was recognised into retained earnings. At 31 December, 2006, the equity component was 0.3 million euro.

EUR thousand	2006	2005

26   TRADE PAYABLES AND OTHER NON INTEREST BEARING LIABILITIES

26.1 Current liabilities

Trade payables	9 588	7 206
Accrued expenses and deferred income	5 472	4 902
Other liabilities	1 405	2 682
Total	16 465	14 790

26.2 Accrued expenses and deferred income

Accrued wages and salaries	2 009	2 082
Accrued social security and pension expenses	1 432	1 153
Interest expenses	627	350
Income taxes for prior years	0	29
Other items	1 404	1 288
Total	5 472	4 902

27   ADJUSTMENTS TO CASH FLOWS FROM OPERATING ACTIVITIES

Non-cash transactions:
Depreciation and amortisation	2 702	3 313
Impairment loss on inventories	398	573
Impairment loss on trade receivables	130	677
Change in provisions	9	289
Other items	-979	-474
Total	2 260	4 378

28   RELATED PARTY TRANSACTIONS

Evox Rifa Group has related party relationship with its Board members, CEO and Management Team.

Group companies are as follows:

		Group	Group
	Domicile	holding, (%)	voting (%)
Parent company Evox Rifa Group Oyj	Finland
Evox Rifa Oy	Finland	100	100
Evox Rifa AB	Sweden	100	100
Evox Rifa Pte. Ltd.	Singapore	100	100
Seoryong Singapore Pte. Ltd.	Singapore	100	100
P.T. Evox S.R.	Indonesia	100	100
Evox Rifa Sdn.Bhd.	Malaysia	100	100
Evox Rifa GmbH	Germany	100	100
Evox Rifa, Inc.	USA	100	100
Dectron AB	Sweden	100	100
Nantong Evox Rifa Electrolytics Co. Ltd.	China	80	80
BHC Components Ltd.	UK	100	100

EUR thousand	2006	2005

Transactions between related parties:

28.1 Employee benefits
Salaries and other short-term benefits	885	993
Post-employment benefits	8	13
Total	893	1 006

No cash loans have been granted to nor commitments assumed or collaterals given regarding CEO or the members of the Board of Directors.

28.2   Shares, options and convertible subordinated loan

31 December, 2006	Shares	Options	Convertible-
			subordinated-
			loan notes
Board members and CEO	20 412 972	0	9 040
Management Team	4 416 882	0	10
Total	24 829 854	0

31 December, 2005	Shares	Options	Convertible-
subordinated-
loan notes
Board members and CEO	20 002 972	1 150 000	9 040
Management Team	3 966 882	1 545 000	10
Total	23 969 854	2 695 000

Henrik Ehrnrooth, Chairman of the Board, together with his brothers, Georg Ehrnrooth and Carl Gustav Ehrnrooth, have indirectly control in Fennogens Investments S.A. which holds 30,960 convertible subordinated loan notes.

EUR thousand	2006	2005
Key management personnel compensation:

Chairman of the Board
Henrik Ehrnrooth	22	24
Members of the Board
Jerker Molander	17	32
Pertti Laine	11	12
Mikko J. Aro	11	14
Jarmo Niemi	11	12
CEO
Tuula Ylhäinen	158	159
Total	230	253

The age of retirement of CEO of the parent company, Tuula Ylhäinen, is based on applicable Finnish legislation.

EUR thousand	2006	2005

29   COMMITMENTS AND CONTINGENCIES

29.1   Pledges, mortgages and contingent liabilities

Loans secured with mortgages and pledges

Loans from credit institutions	17 146	21 025
Pension obligations	1 865	2 356
	19 011	23 381

Collateral given for own commitments
Real estate mortgages	1 106	6 135
Mortgages on company assets	14 181	16 340
Securities and receivables pledged	9 590	7 233
	24 877	29 708

Other collateral given for own commitments
Other collaterals	292	62
Securities pledged	35	35
	327	97

Evox Rifa Group has received product reclamations the processing of which is still in process. The management believes that the provisions made in the balance sheet of the Group will cover currently assessable compensation risk.

29.2   Derivative financial instruments

Values of the derivatives designated for hedging foreign exchange exposure at the balance sheet date:

Currency options
Bought options
Nominal value	2 035	2 079
Balance sheet value	3	0
The options generally mature in three months.

Evox Rifa uses currency options for hedging the transaction risk of its balance sheet items. Since the Group does not apply the hedge accounting as defined under IAS 39, the changes in the fair values of financial instruments used for hedging purposes are recognised fully in the income statement. In 2006 the changes in the fair values of the currency options totalled 3 thousand euro (2005: 15 thousand euro) and the changes are recognised in financial expenses.

EUR thousand	2006	2005

30   OPERATING LEASES

Group as lessee

Minimum lease payments on non-cancellable operating leases are payable as follows:

Less than one year	1 411	1 344
Between one and five years	3 641	3 323
More than five years	1 603	837
Total	6 655	5 504

31   SUBSEQUENT EVENTS

On February 19, 2007 KEMET Corporation announced its intention to launch a public tender offer to acquire all the shares of Evox Rifa Group Oyj.

32.   Summary of differences between International Financial Reporting Standards and Generally Accepted Accounting Principles in the United States

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by EU (“IFRS”), which differs in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences include methods for measuring and presenting the amounts shown in the consolidated financial statements.

The following is a summary of significant adjustments to net loss and equity required when reconciling such amounts recorded in the Group’s consolidated financial statements under IFRS to the corresponding amounts in accordance with U.S. GAAP.

	EUR thousand	Year ended December 31,
		2006	2005

Net income/-loss in accordance with IFRS		-941	-9,256
a)	Pensions	305	-246
b)	Business combinations	122	122
c)	Sale and leaseback arrangement	-611	-
d)	Convertible subordinated loan	121	86
	Tax effect of U.S. GAAP adjustments	-152	14
Net income/-loss in accordance with U.S. GAAP		-1,156	-9,280

	EUR thousand	As at December 31,
		2006	2005

Equity in accordance with IFRS		6,377	7,386
a)	Pensions	-455	-378
b)	Business combinations	-158	-280
c)	Sale and leaseback arrangement	-620
d)	Convertible subordinated loan	-462	-583
e)	Minority interest	-133	-142
	Tax effect of U.S. GAAP adjustments	-19	93
Equity in accordance with U.S. GAAP		4,530	6,096

(a)                                  Pension expenses

The Group companies have several pension plans in different countries in accordance with the local practices and conditions. Pensions are under IAS 19 “Employee Benefits” classified as either defined contribution plans or defined benefit plans. The expense incurred in respect of a defined benefit pension plan is determined separately for each plan in accordance with its terms based on actuarial calculations and recognized on the income statement over the expected working lives of the employees participating in the plan. In accordance with the exemption for first-time adopters under IFRS 1 “First-time Adoption of International Financial Reporting Standards” all cumulative actuarial gains and losses arisen from the defined benefit plans were recognized in retained earnings of the opening balance sheet at the date of transition. Those actuarial gains and losses that arise subsequent to 1 January, 2004 are recognized using the corridor method.

Under U.S. GAAP there is no exemption for first-time adopters and in accordance with FAS 87 “Employers’ Accounting for Pensions” the statement for non-US plans became effective for periods beginning after 15 December 1988. On implementation, the difference between the projected benefit obligation and the fair value of plan assets as adjusted for previously recorded pension cost accruals or prepayments shown in the balance sheet is to be amortized on a straight-line basis over the average remaining service period of the employees.

Disability benefits under the Finnish statutory employment pension scheme (“TEL”) were previously accounted for as a defined benefit plan under IFRS. In late 2004 the Finnish Ministry of Social Affairs and Health approved changes to the TEL which affected the method for calculating and funding these disability benefits. IFRS provides that the use of insurance premiums to fund benefits should be accounted for using defined contribution accounting as long as a company retains no ongoing legal or constructive obligations, under any circumstances. Because of this change to the TEL, the disability benefits are accounted for as a defined contribution plan under IFRS. U.S. GAAP contains no provision to allow defined contribution accounting where insurance premiums are used to fund benefits. The changes to the TEL had no impact on the defined benefit accounting treatment for disability benefits under U.S. GAAP.

For the years ended December 31, 2006 and 2005 the company recorded a decrease to the net periodic costs of EUR 305 thousand and a increase to net periodic cost of EUR 246 thousand in accordance with U.S. GAAP, respectively. The tax effects of these corrections, shown separately in the net income reconciliation, amounted to EUR - 83 thousand and EUR increase 73 thousand, respectively. The additional accrued benefit obligation under U.S. GAAP as of December 31, 2006 and 2005 amounted to EUR 455 thousand and EUR 374 thousand, respectively. The tax effects of these adjustments, shown separately in the equity reconciliation, amounted to EUR 30 thousand and EUR 73 thousand, respectively.

The Group has adopted FAS 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of December 31, 2006. This new standard requires the Group to recognize a net liability to report the funded status of our defined pension benefit plans. The adoption resulted in a increase of pension liability and a decrease of shareholders equity amounting to EUR 382 thousand as of December 31, 2006.

(b)                                 Business combinations

In accordance with the exemption under IFRS 1 business combinations occurring prior to the transition date to IFRS have not been restated but previous values under Finnish accounting policies have been taken as a deemed cost under IFRS.

Under U.S. GAAP there is no such exemption for first-time adopters and in accordance with SFAS 141 “Business Combinations” the purchase price is allocated to the assets/liabilities acquired based on their fair value.

In July 2001, the Group purchased Dectron AB and in April, 2002, Evox Rifa AB, a subsidiary of Evox Rifa Group Oyj, purchased BHC Components Ltd. For the reconciliation to U.S. GAAP, the Group recorded the assets acquired, including identifiable intangible assets, and liabilities assumed at fair value; with the unallocated residual amount of the purchase price recognised as goodwill.

The acquisition agreement for Dectron AB included a contingent consideration that required continued employment by the seller of the shares. This contingent consideration has under U.S GAAP been considered as compensation and expensed when subsequently settled.

The aggregate effect of applying purchase accounting under SFAS 141 in the above mentioned transactions resulted in an decrease of shareholder’s equity of EUR 158 thousand and of EUR 280 thousand (tax effects excluded) as at December 31, 2006 and 2005 respectively, and a reduction in net loss of EUR 122 thousand and EUR 122 thousand (tax effects excluded) in the years ended December 31, 2006 and 2005, respectively.

The tax effects of these adjustments, shown separately in the net loss and equity reconciliation, resulted in a decrease of shareholder’s equity of EUR 169 thousand and EUR 132 thousand as at December 31, 2006 and 2005, and an increase in net loss of EUR 37 thousand and EUR 37 thousand in the years ended December 31, 2006 and 2005.

(c)                                  Sale and leaseback arrangement

In June 2006 the subsidiary in UK, BHC Components Ltd, entered into a Sale and leaseback transaction concerning land and buildings. As the leaseback has been classified as an operating lease and the sale price equaled fair value, the profit of the sale has been recognized immediately as risks and rewards in accordance with IAS 17 “Leases” has been transferred. Under U.S. GAAP FASB Statement No. 98 “Accounting for Sales of Real Estate Leases”, states that a lease involving real estate may not be classified as a sales-type lease unless the lease agreement provides for the transfer of title to the lessee at or shortly after the end of the lease term. There is no transfer of title in the transaction accordingly there is no sale under U.S. GAAP. For the U.S. GAAP reconciliation the sale has been reversed and the payments deferred over the lease period. In addition the depreciations on the building has been recognised.

In the US GAAP reconciliation this resulted in a decrease of shareholder’s equity of EUR 611 thousand and an increase of net loss of EUR 620 thousand in the year ended December 31, 2006. There is no related tax effect.

(d)                                 Convertible subordinated loan

In March 2005, the Company issued convertible subordinated loan notes with a total nominal value of EUR 5,888 thousand. In accordance with IAS 32 “Financial Instruments: Disclosure and Presentation” the convertible subordinated loan has been classified into an equity component and a liability component. The conversion right is non-detachable. The liability component was initially measured at fair value. The equity component at inception, amounting to EUR 496 thousand, net of deferred tax, equals the difference between the proceeds on the loan issued and the fair value of the liability and it was recognized into retained earnings. At 31 December, 2006 and 2005, the equity component was EUR 342 thousand and EUR 431 thousand respectively.

Under U.S. GAAP (“ABP Opinion No 14”) the proceeds from an issue of convertible notes with a non-detachable conversion features should all be credited to liability. An allocation of proceeds to equity based on the conversion feature is not permitted due to the inseparability of the debt and the conversion feature.

According to EITF 98-5 and EITF 00-27 convertible debt securities with a nondetachable conversion feature that is in-the-money at the commitment date (a “beneficial conversion feature”) should be valued separately at issuance. The conversion feature was not beneficial at issuance.

The application of U.S. GAAP resulted in an decrease of shareholder’s equity of EUR 462 thousand and EUR 583 thousand (tax effects excluded) as at December 31, 2006 and 2005, respectively and a reduction in net loss of EUR 121 thousand and EUR 86 thousand (tax effects excluded) in the years ended December 31, 2006 and 2005.

The tax effects of these adjustments, shown separately in the net loss and equity reconciliation, resulted in an increase of shareholder’s equity of EUR 120 thousand and EUR 152 thousand as at December 31, 2006 and 2005, and an increase in net loss of EUR 32 thousand and EUR 22 thousand in the years ended December 31, 2006 and 2005.

(e)                                  Minority interest

In accordance with IAS 1 “Presentation of Financial Statements” minority interest has been presented within equity. For the reconciliation to U.S GAAP the minority interest has been reclassified from equity. The impact on equity as of December 31, 2006 and 2005 was EUR 133 thousand and EUR 142 thousand, respectively.